EXHIBIT 99.1

NEWS

Omega Protein Reports 2007 First Quarter Results

HOUSTON, May 4, 2007 – Omega Protein Corporation (NYSE symbol: OME), the world’s largest manufacturer of heart-healthy fish oils containing long-chain Omega-3 fatty acids, today reported a net loss for the first quarter of 2007 of $2.3 million (14 cents per share), compared with net income of $2.5 million (10 cents a share), for the first quarter of 2006.

The net loss is primarily due to the write-off of approximately $3.0 million in deferred debt costs and prepayment fees resulting from the refinancing of the Company’s prior credit agreement with a new credit facility which closed in March 2007. Also contributing to the net loss is the increase in interest expense from approximately $524,000 in the first quarter of 2006 to approximately $1.7 million in the first quarter of 2007, which is the result of increased interest rates and increased debt outstanding resulting from the Company’s 9.3 million share repurchase in the fourth quarter of 2006.

Revenues for the first quarter of 2007, which ended March 31, were $31.1 million, versus revenues of $28.3 million for the 2006 comparable quarter. Omega Protein had operating income of $1.2 million for the first quarter of 2007, compared with operating income of $3.4 million in the comparable quarter of the previous year.

The reduction in operating income is a result of reduced volumes and increased costs caused by higher unit inventory costs carried over from 2006 due to poor fish oil yields and higher general and administrative and research and development expenses during the current quarter, offset by increased sales prices in the first quarter of 2007.

In January 2007, the Company opened its new technical center in Houston, Texas – The OmegaPure Technology and Innovation Center. The technical center has food science application labs, as well as analytical, sensory, lipids research and pilot plant capabilities.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) Omega Protein’s expectations regarding demand for OmegaPure® proving to be incorrect; and (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its 2006 Annual Report on Form 10K under the headings, “Management’s Discussion and Analysis of Financial Condition” and “Risk Factors.”

OMEGA PROTEIN CORPORATION

STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2007	2006
	(in thousands, except per share amounts)
Revenues	$31,129	$28,303
Cost of sales	24,866	21,311

Gross profit	6,263	6,992
Selling, general and administrative expenses	4,837	3,336
Research and development expenses	208	—
Loss resulting from natural disaster and other, net	—	240

Operating income	1,218	3,416
Interest expense, net	(1,593)	(292)
Loss resulting from debt refinancing	(3,024)	—
Other income (expense), net	(102)	(22)

Income (loss) before income taxes	(3,501)	3,102
Provision (benefit) for income taxes	(1,189)	576

Net income (loss)	$(2,312)	$2,526

Basic earnings (loss) per share	$(0.14)	$0.10

Average common shares outstanding	16,330	25,043

Diluted earnings (loss) per share	$(0.14)	$0.10

Average common shares and potential common shares outstanding	16,330	26,021

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	March 31, 2007	December 31, 2006
	(in thousands, except per share amounts)
ASSETS
Current assets	$80,617	$89,759
Property and equipment, net	100,300	100,776
Deferred tax assets, net	5,017	4,103
Other assets	4,750	6,080

Total Assets	$190,684	$200,718

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$18,068	$18,683
Long-term debt, less current maturities	65,730	72,693
Pension liabilities, net	7,791	8,252
Stockholders’ equity	99,095	101,090

Total liabilities and stockholders’ equity	$190,684	$200,718

BOOK VALUE PER SHARE OUTSTANDING	$6.05	$6.24